Exhibit 10.2

Mondelēz Global LLC Deerfield, IL 60015 USA mondelezinternational.com

PRIVATE AND CONFIDENTIAL

Mr. Roberto de Oliveira Marques

February 20, 2015

OFFER LETTER

Dear Roberto,

I am very pleased to provide you with this offer letter. It confirms the verbal offer previously extended to you for the position of Executive Vice President and President North America for Mondelēz International, Inc. (the “Company”). This position will report to Irene Rosenfeld, Chairman and Chief Executive Officer and will be located in our North America headquarters located in East Hanover, New Jersey. The effective date of your employment will be a mutually determined start date as soon as possible.

Your annualized compensation will be as follows:

Annualized Compensation

Annual Base Salary	$875,000

Annual Incentive Plan (Target- 80%*)	$700,000

Target Long-Term Incentives**	$2,250,000

Total Compensation	$3,825,000

*	Target as a percent of base salary.

** The value of the long-term incentive grants reflects the “target grant value” of the equity grants. The actual number of shares or units will be determined pursuant to the Company’s specific valuation methodology (e.g., Black-Scholes value for stock options).

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Annual Incentive Plan

You will be eligible to participate in the Mondelēz International Management Incentive Plan (MIP), the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 80% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the Company’s overall performance during the year. The maximum award under this program for 2015 is 200% of your target opportunity and the Company reserves the right to change the maximum award annually. Your MIP eligibility will begin on your hire date and, for the 2015 MIP plan year ending on December 31, 2015, your actual award will be based on a full year at your target level and ultimately determined based on actual company and individual performance.

Long-Term Incentives (Annual Equity Program)

You will be eligible to participate in the Company’s annual equity program. Equity grants are typically made once a year, with the next annual grant made in the first quarter of 2015. For 2015, grants will be delivered with 75% of the grant value in performance share units and 25% of the grant value in stock options (with the actual number of shares or options determined pursuant to the Company’s specific valuation methodology). Additionally, the actual target grant value is planned based on your individual performance; provided, that, for the 2015 annual equity program, you shall receive no less than the target grant value of $2,250,000, regardless of your start date.

All equity grants are subject to the terms and conditions of the applicable grant agreements. The annual equity program described above is based on our current design and the Company reserves the right to change the annual equity program at any time.

Performance Share Units

You will receive performance share units for the 2015-2017 performance cycle equal in value, at grant, to $1,687,500 (75% of the target total grant value). The target number of performance share units under the 2015 – 2017 performance cycle is equal to your target grant value divided by the fair market value of Mondelēz International stock on February 18, 2015, the grant date for the 2015 annual equity grant to employees generally.

The actual number of shares you receive (if any) may be lower or higher depending upon the performance of Mondelēz International, Inc. during the performance cycle based on the objectives established by the Human Resources and Compensation Committee of the Board of Directors. Shares awarded for the 2015 – 2017 performance cycle (if any) will be delivered in early 2018 contingent on certification of the Company’s actual performance. You will also receive accumulated dividend payments at that time based on the actual number of shares vested.

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We anticipate that a new three-year performance cycle will begin each January. Beginning in 2018, if you remain employed with the Company or any of its affiliates and the Company’s performance is above threshold, shares will be awarded each year shortly after the conclusion of each performance cycle.

Stock Options

The economic value of stock options to be granted in 2015 will be approximately $562,500 (25% of the target total grant value). The number of stock options granted is typically communicated as a ratio relative to the number of full value shares (e.g., performance share units) granted based on the “economic value” of the stock options. For 2015, Mondelēz International will grant stock options on a 5:1 ratio of stock options per full value share. This ratio may change from year to year.

Sign On Incentives

As part of your employment offer, as an incentive to join Mondelēz International, you will receive an equity sign on incentive with a grant value of $9,500,000 and a cash sign on incentive of $1,100,000 for a total sign on incentive of $10,600,000.

The equity sign on incentive will be allocated as follows (with the actual number of restricted stock and stock options determined pursuant to the Company’s specific valuation methodology):

•	$4,750,000 in restricted stock that will vest 30%, 30% and 40% annually over the first three anniversaries of your date of hire and, except as otherwise set forth below, subject to the other terms and conditions in the Mondelēz International’s standard Restricted Stock Agreement, inclusive of the standard provisions in case of death or disability.

•	$4,750,000 in stock options that will vest 30%, 30% and 40% annually over the first three anniversaries of your date of hire and, except as otherwise set forth below, subject to the other terms and conditions in the Mondelēz International’s standard Non-Qualified U.S. Stock Option Agreement, inclusive of the standard provisions in case of death or disability.

In addition, upon an involuntary termination without Cause (as defined below) at any time during the vesting period, you shall (i) continue to vest in unvested restricted stock on the original vesting dates and (ii) immediately vest in all outstanding stock options with a one-year post-termination exercise period. For the avoidance of doubt, the immediately preceding sentence shall only apply to restricted stock and stock options received in conjunction with the equity sign on incentive.

The cash sign on incentive will be payable in a lump-sum within 60 days of your hire date subject to a full repayment upon any termination of employment within the first two (2) years of your hiring other than an involuntary termination of employment without Cause (as defined below) or separation due to death or disability.

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For purposes of this offer letter, Cause means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company in any material respect.

Executive Deferred Compensation Plan

You will be eligible to participate in the Executive Deferred Compensation Plan. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive awarded to a future date. Additional information for this program can be made available upon request.

Change in Control Plan

You will be a participant in the Mondelēz International, Inc. Change in Control Plan for Key Executives (“CIC Plan”). The CIC Plan provides certain benefits upon an involuntary termination without cause or voluntary termination for good reason following a change in control. A copy of the CIC Plan will be provided upon request.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four times your annual base salary at the time of hire. Under current guidelines, you will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include stock options or unvested performance share units. The Company reserves the right to change the guidelines at any time.

You will also be required to hold the “net” shares on your annual grants received upon vesting, in the case of restricted stock or performance share units, or exercise, in the case of stock options, for a period of at least one year from the respective vesting or exercise dates. Net shares are the number of shares resulting from the vesting of restricted stock or performance share units or the exercise of stock options reduced by the number of shares required to satisfy any applicable tax withholding or costs associated with the respective vesting or exercise.

Other Benefits

If your employment with the Company ends due to an involuntary termination other than for Cause (as defined above), you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. The amount of any severance pay under such arrangements shall be paid in equal installments at the regularly scheduled dates for payment of salary to Company executives and beginning within 30 days of your termination (subject to any applicable delay under Code section 409A as described below).

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Additionally, under the current policies in place, you will be eligible for the Company’s discretionary financial planning program, which reimburses eligible employees up to $7,500 per year for eligible financial planning expenses, and car allowance program, which provides a car allowance of up to $15,000 per year. The annual car allowance can be used for any purpose including purchase of a car, commuting expenses etc.

Your offer also includes Mondelēz Global LLC’s comprehensive benefits package available to full-time salaried U.S. employees and you will be eligible for 30 days of paid time off. Details and terms of these comprehensive benefits will be provided separately.

Restrictive Covenants

As a condition to this offer of employment and corresponding consideration, you agree to the terms and conditions of the Confidential Information, Intellectual Property and Restrictive Covenants Agreement (the “Agreement”) attached hereto as Appendix A and will acknowledge such Agreement by signing the Agreement simultaneously with this offer of employment.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

If you are subject to US tax law and if you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this offer letter (or under any severance arrangement pursuant to this offer letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the earlier of (x) your death and (y) the first day of the seventh month (or as soon as administratively possible thereafter) following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service (or as soon as administratively possible), the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

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Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this offer letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

The parties hereto intend that all compensation, benefits and other payments made to you hereunder will be provided or paid to you in compliance with all applicable provisions, or an exemption or exception from the applicable provisions of Code section 409A and the regulations and rulings issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this offer letter shall be construed and administered in accordance with such intent. The parties also agree that this offer letter may be modified, as reasonably agreed by the parties, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of additional tax, interest and penalties under Code section 409A in connection with the compensation, benefits and other payments to be provided or paid to you hereunder. Any such modification shall maintain the original intent and benefit to the Company and you of the applicable provision of this offer letter, to the maximum extent possible without violating Code section 409A.

Other Terms and Conditions

You will be a U.S. employee of Mondelēz Global LLC and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Mondelēz International is free to terminate the employment relationship at that time, for any reason.

As an officer of the Company, you will be indemnified against various criminal or civil actions in accordance with the Company’s amended and restated Articles of Incorporation in a manner no less favorable than that provided for other senior executives of the Company. Furthermore, you will be covered under the Company’s applicable Directors and Officers liability insurance policy in a manner no less favorable than that provided for other senior executives of the Company.

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Additionally, this offer is contingent upon:

(i)	successful completion of our pre-employment checks, which may include a background screen, reference check and post-offer drug test pursuant to testing procedures determined by Mondelēz International; and

(ii)	the necessary approval of the Company’s Board of Directors and Human Resources and Compensation Committee.

Should you have any questions concerning this information, please call me.

/s/ Karen May	February 27, 2015
Karen May	Date
Executive Vice President, Human Resources

I have read the above terms and conditions and, by signing below, do accept this offer and acknowledge that I understand that this offer is contingent upon successful completion of the Company’s pre-employment checks and the necessary approvals by the Company’s Board of Directors and Human Resources and Compensation Committee. This letter does not, in any way, constitute an express or implied contract for employment.

/s/ Roberto de Oliveira Marques	February 27, 2015
Roberto de Oliveira Marques	Date

[Signature Page to Roberto de Oliveira Marques Offer Letter]

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APPENDIX A

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY

AND RESTRICTIVE COVENANTS AGREEMENT

This Confidential Information, Intellectual Property and Restrictive Covenants Agreement (“Agreement”) is made between the person specified in that certain offer of employment (“Executive”) and Mondelēz Global LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively, “MG”).

WHEREAS, this Agreement is an extension of and incorporated into the offer of employment between Executive and MG under which MG desires and agrees to employ Executive and Executive desires and agrees to be employed by MG (the “Offer Letter”); and

WHEREAS, as part of performing Executive’s responsibilities for MG, Executive will have access to MG’s Confidential Information (as defined in Paragraph 2(a) below) and Intellectual Property (as defined in Paragraph 3(a) below).

NOW, THEREFORE, for good and valuable consideration, including the promises and covenants contained in this Agreement, including monetary consideration, Executive’s employment with MG and Executive’s access to and use of MG’s Confidential Information and Intellectual Property, MG and Executive hereby agree as follows:

1. Consideration. In addition to Executive’s employment with MG and Executive’s access to and use of MG’s Confidential Information, as consideration for this Agreement, MG will provide Executive with such consideration described in the Offer Letter, including, but not limited to, any sign on incentives and participation in the annual incentive plan and equity program.

2. Confidential Information.

(a) Executive recognizes that MG derives economic value from information and trade secrets created (whether by Executive or others) and used in MG’s business which is not generally known by the public, including but not limited to certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. Executive understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive expressly acknowledges and agrees that, by virtue of Executive’s employment with MG, Executive will have access to and will use certain Confidential Information and that such Confidential Information constitutes MG’s trade secrets and confidential and proprietary business information, all of which is MG’s exclusive property. For purposes of this Agreement, Confidential Information does not include information that is or may become known to Executive or to the public from sources outside MG and through means other than a breach of this Agreement or disclosed by Executive after written approval from MG.

(b) Executive further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of MG is of great competitive importance and commercial value to MG. Executive agrees that Executive will treat all Confidential Information as strictly confidential and Executive will not, and will not permit any other person or entity to, directly or indirectly, without the prior written consent of MG: (i) use Confidential Information for the benefit of any person or entity other than MG; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s responsibilities for MG; and (iii) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Notwithstanding the foregoing, Executive shall be permitted to disclose, after (to the extent legally permissible) first providing reasonable written notice to MG’s Legal Department which allows MG the time and opportunity to object, Confidential Information to the extent (x) required by law, subpoena, or applicable government or regulatory authority or (y) appropriate in connection with a legal dispute.

(c) Executive agrees and understands that the obligations under this Agreement with regard to the non-disclosure and non-use of particular Confidential Information shall commence immediately upon Executive first having access to Confidential Information (whether before or after Executive begins employment with MG) and shall continue to exist during and after Executive’s employment with MG for so long as such information remains Confidential Information and is not public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

(d) Executive understands that improper use or disclosure of the Confidential Information by Executive will cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

3. Intellectual Property.

(a) Disclosure and Assignment. Executive agrees to make prompt written disclosure to MG, to hold in trust for the sole right and benefit of MG, and to assign to MG all Executive’s right, title and interest in and to any patents, trademarks, copyrights, ideas, inventions (whether not patented or patentable), original works of authorship (published or not), developments, improvements or trade secrets which Executive may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of Executive’s employment with MG and relating in any way to the business or contemplated business, research or development of MG (regardless of when or where the Intellectual Property is prepared or whose equipment or other resources is used in preparing the same) (collectively “Intellectual Property”). Executive recognizes, provided prompt and full disclosure by Executive to MG, that this Agreement will not be deemed to require assignment of any invention which was developed entirely on Executive’s own time without using MG’s equipment, supplies, facilities or trade secrets and neither relates to MG’s actual or anticipated business, research or development, nor resulted from work performed by Executive (solely or jointly with others) for MG.

(b) Original Works. Executive acknowledges that all original works of authorship which have been or are made by Executive (solely or jointly with others) within the scope of Executive’s employment with MG and which are protectable by copyright are the property of MG. To the extent that any such original works have not already been transferred to or owned by MG, Executive hereby assigns all of Executive’s right, title and interest in those works to MG.

(c) Cooperation. Executive agrees to assist MG in every reasonable and proper way to obtain and enforce United States and foreign proprietary rights relating to any and all patents, trademarks, inventions, original works of authorship, developments, improvements or trade secrets of MG in any and all countries. Executive will execute, verify and deliver (i) such documents and perform such other acts (including appearing as a witness) as MG may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, and (ii) assignments of such proprietary rights to MG or its designee. Executive’s obligation to assist MG with respect to proprietary rights in any and all countries shall continue beyond the termination of employment.

(d) Other Obligations. In addition to Executive’s other obligations under this Paragraph 3, Executive shall promptly disclose to MG fully and in writing all patent applications filed by Executive or on Executive’s behalf. At the time of each such disclosure, Executive shall advise MG in writing of any inventions that Executive believes are not required to be assigned pursuant to this Paragraph. Executive shall at that time provide to MG in writing all evidence necessary to substantiate that belief. Executive understands that MG will keep in confidence, will not disclose to third parties and will not use for any unauthorized purpose without Executive’s consent, any proprietary information disclosed in writing to MG pursuant to this Agreement relating to inventions that are not required to be assigned pursuant to this subparagraph 3(d) and which were created or developed by Executive after termination of Executive’s employment. Executive will preserve the confidentiality of any such invention that is or may be required to be assigned, in whole or in part, pursuant to this Paragraph 3. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by MG) of all proprietary information developed by Executive and all inventions made by Executive during the period of employment at MG, which records shall be available to and remain the sole property of MG at all times.

4. Restrictive Covenants. Executive understands and agrees that the nature of Executive’s position with MG provides Executive with access to and knowledge of MG’s Confidential Information and places Executive in a position of trust and confidence with MG. Because of MG’s legitimate business interests and for the consideration afforded in this Agreement and Offer Letter, Executive agrees that during Executive’s employment with MG and for a period of twelve (12) months following the termination of Executive’s employment from MG for any reason (the “Restricted Period”), Executive shall not engage in the following Prohibited Conduct:

(a) Non-Competition. Executive agrees that during the Restricted Period and in any geographic area in which Executive directly or indirectly performed responsibilities for MG or where Executive’s knowledge of Confidential Information would be useful to a competitor in competing against MG, Executive will not engage in any conduct in which Executive contributes Executive’s knowledge and skills, directly or indirectly, in whole or in part, as an executive, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as MG, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Executive had reason to know was under development by MG during Executive’s employment with MG) without the written consent of MG’s Executive Vice President of Global Human Resources, or designee, such consent to be provided by MG in its sole and absolute discretion. Under no circumstances may Executive engage in any activity that may require or inevitably require Executive’s use or disclosure of MG’s Confidential Information.

(b) Non-Solicitation of Customers or Accounts. Executive understands and acknowledges that MG has expended and continues to expend significant time and expense in pursuing and retaining its customers and accounts, and that the loss of customers and accounts would cause significant and irreparable harm to MG. Executive therefore agrees that during the Restricted Period and for Executive or the direct or indirect benefit of any entity engaged in the same or similar business as MG, including those engaged in the business of production, sale or marketing of snack foods (including but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Executive had reason to know was under development by MG during Executive’s employment with MG), Executive will not (i) solicit business from or perform services for, or for the benefit of, any customer or account of MG with which Employee had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s relationship with MG within the twelve (12) month period prior to Executive’s separation of employment from MG, or (ii) solicit business from or perform services for, or for the benefit of, any customer or account MG actively pursued for business and with which Executive had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s relationship with MG within the twelve (12) month period prior to Executive’s separation of employment from MG.

(c) Non-Solicitation of Employees. Executive understands and acknowledges that MG has expended and continues to expend significant time and expense in recruiting and training its employees, and that the loss of employees would cause significant and irreparable harm to MG. Executive therefore agrees and covenants that during the Restricted Period Executive will not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any executive of MG.

5. Return of MG Property. Unless otherwise specified by MG in a separation or other similar-type agreement, within five (5) days of Executive’s separation of employment from MG or as such other time as specified in the sole discretion of MG, Executive shall return all Confidential Information and all other MG property (whether in electronic or paper form) in Executive’s possession, including documents, files, manuals, handbooks, notes, keys and any other items, files or documents (whether in electronic or paper form).

6. This Agreement to Be Kept Confidential. Executive understands that this Agreement is unique to Executive and Executive agrees it is confidential and that Executive will not disclose this Agreement or its terms to anyone other than (a) a third party consistent with Paragraph 9 of this Agreement, (b) Executive’s legal or tax advisor, (c) Executive’s immediate family, (d) in a legal action to enforce the terms of this Agreement, (e) the EEOC or similar state or local agency in connection with the filing or investigation of a charge, or (f) as required by law. Executive further agrees that if Executive discloses the existence of terms of this Agreement to anyone under (a) or (f) above, Executive will inform them of the confidentiality requirements of this Paragraph 6 and require that they agree to be bound by such requirements

7. No Disparagement or Harm. Executive agrees that, in discussing Executive’s relationship with MG and its affiliated and parent companies and their business and affairs, Executive will not disparage, discredit or otherwise treat in a detrimental manner MG, its affiliated and parent companies or their officers, directors and Executives. This Paragraph does not, in any way, restrict or impede Executive from exercising protected rights including the right to communicate with any federal, state or local agency, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to MG’s legal department.

8. Remedies. Should Executive breach any of the provisions contained in Paragraph 4 or commit a material breach of any of the provisions contained in Paragraphs 2, 3, 5, and/or 7 of this Agreement, in addition to any other remedies available to MG, Executive will be obligated to pay back to MG any cash payment(s) received pursuant to this Agreement (other than base salary and annual incentive previously paid to Executive) following the exhaustion of all legal remedies by both Executive and MG. MG and Executive further acknowledge and agree that MG will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in this Agreement, and agree that in the event of a breach or violation of such provisions MG will be awarded injunctive relief by a court of competent jurisdiction to prohibit any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the court or an arbitrator. The equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

9. Notification. Executive agrees that in the event Executive is offered to enter into an employment relationship with a third party at any time during the Restricted Period, Executive shall immediately advise said other third party of the existence of this Agreement and shall immediately provide said person or entity with a copy of this Agreement.

10. Arbitration of Claims. In the event either Executive or MG contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures. The arbitrator’s fees and expenses and filing fees shall be borne equally by Executive and MG. The hearing shall be held at a mutually agreeable location and the arbitrator shall issue a written award which shall be final and binding upon the parties. Executive agrees to waive the right to a jury trial. Notwithstanding anything contained in this Paragraph 10, MG shall each have the right to institute judicial proceedings against Executive or anyone acting by, through or under Executive, in order to enforce its rights under Paragraphs 2 through 7 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information, due to wrongful conversion, breach of the Intellectual Property covenants, and the breach of the restrictive covenants set forth in paragraphs 2 through 7.

11. Entire Agreement and Severability. This is the entire agreement between Executive and MG on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both Executive and an authorized MG official. Executive acknowledges that MG has made no representations or promises to Executive, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

12. Not a Contract of Employment. Executive acknowledges and understands that nothing in this Agreement is intended to, nor should be construed to, alter the at-will nature of Executive’s employment relationship with MG, nor to guarantee Executive’s employment for any specified term. Notwithstanding any provision of this Agreement, Executive and/or MG may terminate Executive’s employment at-will, for any reason permitted by law, with or without notice, and upon such termination, the rights and obligations set forth herein shall continue as expressly provided.

13. Tolling. Should Executive violate any of the terms of the confidentiality or restrictive covenant obligations in this Agreement, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

14. Governing Law. This Agreement shall be governed under and construed in accordance with the laws of the State of New Jersey without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than New Jersey. Executive agrees that any legal proceeding concerning this Agreement may only be brought and held in a state or federal court located in the State of New Jersey. Executive consents to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Executive may not assign Executive’s rights and obligations under this Agreement without prior written consent of MG. MG may assign this Agreement and/or its rights or obligations under this Agreement. Any and all rights and remedies of MG under this Agreement shall inure to the benefit of and be enforceable by any successor or assignee of MG.

IN WITNESS WHEREOF, the Executive understands and agrees this Agreement is an extension of and incorporated into the offer of employment between Executive and MG and has executed this Agreement freely and voluntarily with the intention of being legally bound by it.

EXECUTIVE

By:	/s/ Roberto de Oliveira Marques

Print Name:	Roberto de Oliveira Marques

Dated:	February 27, 2015

[Signature Page to Confidential Information, Intellectual Property and Restrictive Covenants Agreement]

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